Exhibit 4

EDB/CRT(4/97)-01
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                              SHELTON, CONNECTICUT

                                (A Stock Company)


This certificate (the "Annuity") is a summary of the provisions of a group annuity contract. The contract owner and contract are as shown in the Schedule made part of this Annuity.

                                 RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within twenty-one days after you receive it. The amount of the refund will equal the then current Account Value plus any tax charge deducted as of the date we receive the cancellation request. A market value adjustment does not apply in determining a Fixed Allocation's account value during the Right to Cancel period. You bear the investment risk during this period. If this Annuity is issued as an individual retirement annuity ("IRA"), we will refund the greater of (1) the Purchase Payment and (2) the current Account Value plus any tax charge deducted as of the date we receive the cancellation request, if you exercise the Right to Cancel provision and we receive your request for refund In Writing at our Office within ten days after you receive the Annuity.


Signed for American Skandia Life Assurance Corporation:







                                    President



                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
        VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.

IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.

2

EDB/CRT(4/97)-02
                                TABLE OF CONTENTS

DEFINITIONS...................................................................5


INVESTMENT OF ACCOUNT VALUE...................................................7


OPERATIONS OF THE SEPARATE ACCOUNTS...........................................8


CHARGES.......................................................................9


PARTICIPATION RIGHTS AND DESIGNATIONS........................................10


PURCHASE PAYMENTS............................................................11


ACCOUNT VALUE AND SURRENDER VALUE............................................11


ALLOCATION RULES.............................................................13


TRANSFERS....................................................................13


DISTRIBUTIONS................................................................14


GENERAL PROVISIONS...........................................................19


ANNUITY TABLES...............................................................21









A copy of any enrollment form and any riders and endorsements are attached.

3
EDB/CRT(4/97)-03
                                    SCHEDULE


ANNUITY NUMBER:    [001-00001]      ISSUE DATE:     [JUNE 1, 1990]

TYPE OF BUSINESS:  [NON-QUALIFIED]

PARTICIPANT:    [JOHN DOE]
         DATE OF BIRTH:  [OCTOBER 21, 1940]          SEX:     [MALE]

[PARTICIPANT:   [MARY DOE]
         DATE OF BIRTH:  [OCTOBER 15, 1940]                   SEX:     [FEMALE]]

ANNUITANT:     [JOHN DOE]

ANNUITANT'S DATE OF BIRTH:     [APRIL 01,1934]       ANNUITANT'S SEX:     [MALE]

ANNUITY DATE:     [MAY 01, 2019]

CONTINGENT ANNUITANT:     AS NAMED IN ANY ENROLLMENT FORM OR LATER CHANGED

BENEFICIARY:     AS NAMED IN ANY ENROLLMENT FORM OR LATER CHANGED

PURCHASE PAYMENT:     $[1,000]      NET PURCHASE PAYMENT:     $[1,000]

MINIMUM ADDITIONAL PURCHASE PAYMENT     $[100]

MINIMUM WITHDRAWAL AMOUNT:    $[100]

MINIMUM ACCOUNT VALUE AFTER WITHDRAWAL:     $[1,000]

MINIMUM ANNUITY PAYMENT:     $[100 PER MONTH]

DEATH BENEFIT TARGET DATE:

         IF THERE IS ONE PARTICIPANT: [THE ANNIVERSARY OF THE ISSUE DATE FOLLOWING THE CURRENT PARTICIPANT'S 80TH BIRTHDAY]

         IF THERE ARE JOINT PARTICIPANTS: [THE ANNIVERSARY OF THE ISSUE DATE ON OR IMMEDIATELY FOLLOWING THE 80TH BIRTHDAY OF THE OLDER OF THE CURRENT PARTICIPANTS]

         IF THE PARTICIPANT IS NOT A NATURAL PERSON: [THE ANNIVERSARY OF THE ISSUE DATE ON OR IMMEDIATELY FOLLOWING THE CURRENT ANNUITANT'S 80TH BIRTHDAY]

4

EDB/CRT(4/97)-04

                              SCHEDULE (CONTINUED)


CONTINGENT DEFERRED SALES CHARGE:

                  LENGTH OF TIME                     PERCENTAGE OF PURCHASE
                  SINCE PURCHASE PAYMENT             PAYMENTS BEING LIQUIDATED

                           [0-1 year                                   7.5%
                           1-2 years                                   7.0%
                           2-3 years                                   6.0%
                           3-4 years                                   5.0%
                           4-5 years                                   4.0%
                           5-6 years                                   3.0%
                           6-7 years                                   2.0%
                           7+ years                                    0%]

TRANSFER FEE:  $[10 PER TRANSFER AFTER THE TWELFTH IN AN ANNUITY YEAR]

MAINTENANCE FEE     [LESSER OF $30 OR 2% OF ACCOUNT VALUE]

INSURANCE CHARGE:  [1.40%]

INTEREST RATE MINIMUM: [2.25 PER CENT (.0225) LESS THAN THE AMOUNT DETERMINED BY THE INDEX. IN NO EVENT WILL THE MINIMUM BE LESS THAN ZERO.]

VARIABLE SEPARATE ACCOUNT: [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B - CLASS 1 SUB-ACCOUNTS]

FIXED SEPARATE ACCOUNT: [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION SEPARATE ACCOUNT D]

OWNER:     [AMERICAN SKANDIA INSURANCE TRUST]

CONTRACT:     [026]


OFFICE:              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                               ONE CORPORATE DRIVE
                                  P.O. BOX 883
                           SHELTON. CONNECTICUT 06484
                            Telephone: 1-800-752-6342
                  Electronic mail: customerservice@Skandia.com

5
EDB/CRT(4/97)-05
                                   DEFINITIONS

Account Value: The value of each allocation to a Sub-account or a Fixed Allocation prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon, before assessment of any applicable contingent deferred sales charge and/or any applicable maintenance fee. Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine Account Value for your entire Annuity. Account Value of each Fixed Allocation on other than such Fixed Allocation's Maturity Date is calculated using a market value adjustment.

Accumulation Period: The period of time from the Issue Date through and including the 15th day prior to the Annuity Date.

Anniversary Value: The Account Value in the Sub-accounts plus the Interim Value in the Fixed Allocations on each anniversary of the Issue Date plus the sum of all Purchase Payments since such anniversaries less the sum of all withdrawals since such anniversary.

Annuitant:  The person upon whose life this Annuity is issued.

Annuity: A summary of your rights and benefits under the contract shown in the Schedule.

Annuity Date:  The date on which annuity payments are to commence.

Annuity Years: Continuous 12 month periods commencing on the Issue Date and each anniversary of the Issue Date.

Beneficiary:  The person designated as the recipient of the death benefit.

Contingent  Annuitant:   The  person  named  to  become  the  Annuitant  on  the
Annuitant's death prior to the Annuity Date.

Current Rates: The interest rates we offer to credit to Fixed Allocations for the duration of newly beginning Guarantee Periods under this Annuity. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different classes and for different annuities.

Fixed Allocation: An allocation of Account Value that is to be credited a fixed rate of interest for a specified Guarantee Period during the Accumulation Period and is to be supported by assets in the Fixed Separate Account.

Fixed Separate Account: The separate account shown in the Schedule used in relation to Fixed Allocations.

Guarantee Period: A period of time during the Accumulation Period during which we credit a fixed rate of interest on a Fixed Allocation.

In Writing:  In a written form satisfactory to us and filed at the Office.

Interim Value: As of any particular date, the initial value of a Fixed Allocation plus all interest credited thereon, less the sum of all previous transfers and withdrawals of any type from such Fixed Allocation and interest thereon from the date of each withdrawal or transfer.

Issue Date: The effective date of your participation under the contract shown in the Schedule in relation to the rights and benefits evidenced by this Annuity.

6

EDB/CRT(4/97)-06

MVA: A market value adjustment used in the determination of Account Value of each Fixed Allocation as of a date other than such Fixed Allocation's Maturity Date.

Maturity Date:  The last day in a Guarantee Period.

Minimum Distributions: A specific type of withdrawal such that the amounts payable are not less than the minimum amounts that must be distributed each year from an Annuity if used in relation to certain qualified plans under the Internal Revenue Code.

Net Purchase Payment:  A Purchase Payment less any applicable charge for taxes.

Office: The location shown in the Schedule where all requests regarding this Annuity are to be sent.

Owner: The person or entity shown in the Schedule unless later changed, that owns the master group contract under which an Annuity is issued.

Payout Period: The period starting on the Annuity Date during which the annuity is paid.

Purchase Payment: A cash consideration you give to us for the rights, privileges and benefits outlined in this Annuity.

Sub-account: A division of the Variable Separate Account shown in the Schedule. We use Sub-accounts to calculate variable benefits under this Annuity.

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender less any applicable contingent deferred sales charge and any applicable maintenance fee.

Unit: A measure used to calculate your Account Value in a Sub-account prior to the Annuity Date.

Unit Price: Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date. Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

Variable Separate Account: The variable separate account shown in the Schedule used in relation to Sub-accounts.

We, us, our:  American Skandia Life Assurance Corporation.

You, your:  The participant shown in the Schedule.

7

EDB/CRT(4/97)-07
                           INVESTMENT OF ACCOUNT VALUE

General: In the Accumulation Period we offer a range of variable and fixed investment options as ways to invest your Account Value. You may maintain Account Value in multiple investment options, subject to the limits set out in the Allocation Rules section of this Annuity. You may transfer Account Value between investment options, subject to the requirements set out in the Transfers section of this Annuity. Transfers may be subject to a fee.

Variable Investment Options: During the Accumulation Period we offer a number of Sub-accounts as variable investment options. These are all Sub-accounts of the Variable Separate Account shown in the Schedule.

Fixed Investment Options: We may offer Fixed Allocations with Guarantee Periods of different durations. Each such Fixed Allocation is accounted for separately. Each Fixed Allocation earns a fixed rate of interest throughout its Guarantee Period. Multiple Fixed Allocations are permitted, subject to our allocation rules. The duration of a Guarantee Period may be the same or different from the duration of the Guarantee Periods of any of your prior Fixed Allocations.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods with durations that differ from those which were available when your Annuity was issued. We also reserve the right at any time to stop accepting new allocations, transfers or renewals for a particular Guarantee Period.

A Guarantee Period for a Fixed Allocation begins: (a) when all or part of a Net Purchase Payment is allocated to that particular Guarantee Period; (b) upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or (c) when a Guarantee Period attributable to a Fixed Allocation "renews" after its Maturity Date.

We declare the rates of interest applicable during the various Guarantee Periods offered. Declared rates are effective annual rates of interest. The rate of interest applicable to a Fixed Allocation, for the class of contracts to which this Annuity belongs, is the one in effect when its Guarantee Period begins. The rate is guaranteed throughout the Guarantee Period. We inform you of the interest rate applicable to a Fixed Allocation, as well as its Maturity Date, when we confirm the allocation. We declare interest rates applicable to new Fixed Allocations from time to time. Any new Fixed Allocation in an existing Annuity is credited interest at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

Interest Rate Minimum

Interest rates are determined by us. However, rates are subject to a minimum. We may declare a higher rate. The minimum for a Fixed Allocation is based on both an index and a reduction to the interest rate determined according to the index. The index is based on the published rate for certificates of indebtedness (bills, notes, or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the applicable Fixed Allocation's Guarantee Period. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index is based is the same as the duration of the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the insurance department of the jurisdiction in which the Annuity is delivered. The reduction used in determining the minimum is as shown in the Schedule.

8

EDB/CRT(4/97)-08
                       OPERATIONS OF THE SEPARATE ACCOUNTS

General: The assets supporting our obligations under the Annuities may be held in various accounts, depending on the obligation being supported. In the Accumulation Period, assets supporting Account Values are held in separate accounts established under the laws of the State of Connecticut. In the Payout Period, assets supporting fixed annuity payments are held in our general account.

Separate Accounts: We are the legal owner of assets in the separate accounts. Income, gains and losses, whether or not realized, from assets allocated to these separate accounts, are credited to or charged against each such separate account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in each separate account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets. These assets may only be charged with liabilities which arise from such annuities, which may include Annuities issued under the contract shown in the Schedule.

Variable Separate Account: In both the Accumulation Period and in the Payout Period, should we offer any variable settlement options, the assets supporting obligations based on allocations to the variable investment options are held in the Variable Separate Account shown in the Schedule. This separate account consists of multiple Sub-accounts. This separate account was established by us pursuant to Connecticut law. This separate account also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of this Variable Separate Account.

The amount of our obligations in relation to allocations to the Sub-accounts are
based  on  the  investment  performance  of  such  Sub-accounts.   However,  the
obligations themselves are our general corporate obligations.

The Variable Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Variable Separate Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable. We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation. You bear the entire investment risk.

We reserve the right to transfer assets of the Variable Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another Variable Separate Account. If this type of transfer is made, the term "Variable Separate Account" as used in this Annuity, shall mean the Variable Separate Account to which the assets were transferred.

9

EDB/CRT(4/97)-09

Fixed Separate Account: In the Accumulation Period, assets supporting our obligations based on Fixed Allocations are held in the Fixed Separate Account shown in the Schedule, which is a "non-unitized" separate account. Such obligations are based on the interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in the Fixed Separate Account. This separate account was established by us pursuant to Connecticut law.

There are no discrete units in the Fixed Separate Account. No party with rights under any annuity nor any group contract owner participates in the investment gain or loss from assets held in the Fixed Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Fixed Separate Account may drop below the reserves and other liabilities we must maintain. Should the value of the assets in the Fixed Separate Account drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to the Fixed Separate Account to make up the difference. We have the right to transfer to our general account any assets of the Fixed Separate Account in excess of such reserves and other liabilities. We maintain assets in the Fixed Separate Account supporting a number of annuities we offer.

If you surrender, withdraw or transfer Account Value from a Fixed Allocation before the end of its Guarantee Period, you bear the risk inherent in the MVA. The Account Value of a Fixed Allocation is guaranteed to be its then current Interim Value on its Maturity Date.

                                     CHARGES

General: The charges which are or may be assessed against your Annuity are the contingent deferred sales charge, the maintenance fee, tax charges and a transfer fee. The charge assessed against the Sub-accounts of the Variable Separate Account is the insurance charge. In addition, each underlying mutual fund may assess various charges, including charges for investment advisory fees. A charge for taxes may also be assessed against the Sub-accounts.

Contingent Deferred Sales Charge: The contingent deferred sales charge for each Purchase Payment is a percentage of the Purchase Payment being liquidated. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is applied to your Annuity. The charge is shown in the Schedule.

Maintenance Fee: This is an annual fee deducted at the end of each Annuity Year or on surrender, if earlier. The amount of this charge is shown in the Schedule. The fee is limited to the Account Values in the Sub-accounts as of the Valuation Period such fee is due. The maintenance fee is not assessed if there is no Account Value in any Sub-account as of the Valuation Period such fee is due.

Tax Charges: In several states a tax is payable. We will deduct the amount of tax payable, if any, from your Purchase Payments if the tax is then incurred or from your Account Value at the time of a withdrawal or surrender of any type or when applied under an annuity option if the tax is incurred at that time. In each jurisdiction, the state legislature may change the amount of any current tax, may decide to impose the tax, eliminate it, or change the time it becomes payable. In addition to state taxes, local taxes may also apply. The amounts of these taxes may exceed those for state taxes.

Transfer Fee: The transfer fee is as shown in the Schedule. However, the fee is only charged if there is Account Value in at least one Sub-account immediately subsequent to such transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge.

10

EDB/CRT(4/97)-10

Allocation Of Annuity Charges: Charges applicable to any type of withdrawal are taken from the investment options in the same ratio as such a withdrawal is taken from the investment options. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately subsequent to such transfer. The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the Valuation Period for which we price the applicable transfer. No fee is assessed if there is no Account Value in any Sub-account at such time. Tax charges are assessed against the entire Purchase Payment or Surrender Value as applicable. The maintenance fee is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee.

Insurance Charge: We assess the assets of each Sub-account an insurance charge. The charge is assessed daily against each Sub-account at the rate shown in the Schedule of the average daily total value of such Sub-account. No insurance charge is deducted from the Fixed Allocations. No charge is deducted from assets supporting any fixed or adjustable annuity payments.

                      PARTICIPATION RIGHTS AND DESIGNATIONS

Participation Rights, Annuitant and Beneficiary Designations: You may exercise the rights, options and privileges granted participants by the contract as shown in the Schedule or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

You make certain designations that apply to the Annuity. These designations are subject to our rules and to various regulatory or statutory requirements depending on the use of the Annuity. These designations include a participant, a contingent participant, an Annuitant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

A participant must be named. If more than one participant is named, all rights reserved to a participant are then held jointly. We require the consent In Writing of all joint participants for any transaction for which we require the written consent of a participant. You may name a contingent participant. However, this designation takes effect only on or after the Annuity Date. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.

You must name an Annuitant. We do not accept a designation of joint Annuitants. Where allowed by law, you may name one or more Contingent Annuitants. If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. If there is more than one participant, all of whom are natural persons, the oldest of any such participants not named as the Annuitant immediately becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Contingent Annuitant is not designated.

Death benefits are payable to the Beneficiary. You may designate more than one primary or contingent Beneficiary. If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive when death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

EDB/CRT(4/97)-11                                    11

Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, you may request to change participant, contingent participant, Annuitant, Contingent Annuitant and Beneficiary designations by sending a request In Writing. Such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to: (a) a new participant subsequent to the death of the participant or the first of any joint participants to die, except where a spouse-Beneficiary has become the participant as a result of a participant's death; (b) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (c) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.

Common Disaster: If a participant is a natural person and if any Beneficiary dies with the participant in a common disaster, it must be proved to our satisfaction that the participant died first. Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If: (a) the participant is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a common disaster, then it must be proved to our satisfaction that the Annuitant died first. Unless provided otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.

                                PURCHASE PAYMENTS

Initial Purchase Payment: Issuance of an Annuity represents both our acceptance of an initial Purchase Payment and enrollment of a participant. The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the Schedule. Your initial Purchase Payment is subject to our allocation rules (see "Allocation Rules").

Additional Purchase Payments: The minimum for any additional Purchase Payment is as shown in the Schedule. Additional Purchase Payments may be paid at any time before the Annuity Date. Subject to the allocation rules herein, we allocate additional Net Purchase Payments according to the instructions you provide. Should no instructions be received, we return your additional Purchase Payment unless we receive at our Office, your consent to our retaining it until all of our requirements are met. The consent must be in a form satisfactory to us.

                        ACCOUNT VALUE AND SURRENDER VALUE

General: In the Accumulation Period your Annuity has an Account Value and a Surrender Value. Your total Account Value is the sum of your Account Value in each Sub-account and each Fixed Allocation. Surrender Value is the Account Value less any applicable contingent deferred sales charge and any applicable maintenance fee.

Account Value in the Sub-accounts: We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

EDB/CRT(4/97)-12                                    12

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net  investment  factor for a Valuation  Period is (a) divided by (b),  less
(c); where:

         (a)       is the net result of :

                  (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared by the underlying mutual fund during that Valuation Period; plus or minus

                  (2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

         (a)       is the net result of :

                  (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the preceding Valuation Period; plus or minus

                  (2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

         (a)       is the insurance charge.

We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

Account Value of the Fixed Allocations: We determine the Account Value of each Fixed Allocation separately. A Fixed Allocation's Account Value as of a particular date is determined by multiplying its then current Interim Value times the MVA.

A formula is used to determine the MVA. The formula is applied separately to each Fixed Allocation. Values and time durations used in the formula are as of the date for which the Account Value is being determined. The formula is: [ (1+I) /(1+J+0.0010)] N/12; where:

         I is the interest rate being credited to the Fixed Allocation;

         J is the interest rate for your class of annuities for a new Fixed Allocation with a Guarantee Period duration equal to the number of years (rounded to the next higher integer when occurring on other than an anniversary of the beginning of the Guarantee Period) remaining in the Fixed Allocation's Guarantee Period;

         N is the number of months (rounded to the next higher integer when occurring on other than a monthly anniversary of the beginning of the Guarantee Period) remaining in the Fixed Allocation's Guarantee Period.

No MVA applies in determining a Fixed Allocation's Account Value on its Maturity Date or during the Right to Cancel.

EDB/CRT(4/97)-13                                    13

                                ALLOCATION RULES

You may allocate your Account Value among the investment options we make available. The variable investment options are Sub-accounts of the Variable Separate Account. The fixed investment options are the Guarantee Periods we make available for Fixed Allocations. In the Accumulation Period, you may maintain Account Value in up to ten Sub-accounts. You may also maintain an unlimited number of Fixed Allocations; however, we reserve the right to limit the amount you may allocate to any Fixed Allocation. Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed Allocation to the transaction and close out your balance in that investment option.

If you request automatic transfer programs, including, but not limited to any market timing or asset allocation strategies provided by any independent third party, all Purchase Payments, including the initial Purchase Payment, received while your Annuity is subject to such an arrangement, must be allocated to the same investment options and in the same proportions as then required pursuant to the applicable program, but only to the extent we have received instructions to that effect. Such allocation requirements terminate simultaneously to the termination of such a program.

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal. If no instructions are provided for determining the amounts to be taken from each investment option, then the Account Value in all your then current Fixed Allocations is deemed to be in one investment option. If you transfer or withdraw Account Value from multiple Fixed Allocations and do not provide instructions indicating the Fixed Allocations from which Account Value should be taken: (a) we transfer Account Value first from the Fixed Allocation with the shortest amount of time remaining to the end of its Guarantee Period, and then from the Fixed Allocation with the next shortest amount of time remaining to the end of its Guarantee Period, etc.; and (b) if there are multiple Fixed Allocations with the same amount of time left in each Guarantee Period, as between such Fixed Allocations we first take Account Value from the Fixed Allocation that has the shorter Guarantee Period.

                                    TRANSFERS

General: In the Accumulation Period you may transfer Account Value between investment options, subject to the allocation rules herein. The amount we charge is shown in the Schedule. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge. Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone.

We may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the investment options that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party to act on your behalf. We give the third party you authorize prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new participants. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for a participant or certain participants if we believe that: (a) excessive trading by such participant or participants or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

EDB/CRT(4/97)-14                                    14

Renewals: A renewal is a transaction that occurs automatically as of the last day of a Fixed Allocation's Guarantee Period unless we receive other instructions. As of the end of a Maturity Date, the Fixed Allocation's Guarantee Period "renews" and a new Guarantee Period of the same duration as the one just completed begins. However, the renewal will not occur if the Maturity Date is on the date we apply your Account Value to determine the annuity payments that begin on the Annuity Date.

If your Fixed Allocation's then ending Guarantee Period is no longer available for new allocations and renewals or you choose a different Guarantee Period that is no longer available on the date following the Maturity Date, we will try to reach you so you may make another choice. If we cannot reach you, we will assign the next shortest Guarantee Period then currently available for new allocations and renewals to that Fixed Allocation.

As an alternative to a renewal, you may transfer all or part of that Fixed Allocation's Account Value to make a different Fixed Allocation or you may transfer such Account Value to one or more Sub-accounts, subject to our allocation rules. To accomplish this, we must receive instructions from you In Writing at least two business days before the Maturity Date. No MVA applies to transfers of a Fixed Allocation's Account Value occurring as of its Maturity Date.

                                  DISTRIBUTIONS

Surrender: Surrender of your Annuity for its Surrender Value is permitted during the Accumulation Period. A contingent deferred sales charge and the maintenance fee may apply to such surrender. You must send your Annuity and surrender request In Writing to our Office.

Medically-Related Surrender: You may apply to surrender your Annuity for its Account Value prior to the Annuity Date without application of any contingent deferred sales charge upon occurrence of a "Contingency Event". This waiver of any applicable contingent deferred sales charge is subject to our rules, including but not limited to the following: (a) the Annuitant must be named or any change of Annuitant must be accepted by us, prior to the "Contingent Event" described below; (b) the Annuitant must be alive as of the date we pay the proceeds of such surrender request; (c) if the participant is one or more natural persons, all such participants must also be alive at such time; (d) we must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing; and (e) this benefit is not available if the total Purchase Payments received exceed $500,000.00 for all annuities issued by us with this benefit for which the same person is named as Annuitant.

A "Contingency Event" occurs if the Annuitant is:

         (1) First confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

         (2) First diagnosed as having a "Fatal Illness" while your Annuity is in force.

"Medical Care Facility" means a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is: (a) prescribed by a licensed Physician In Writing; and (b) based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed "Physician" which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license.

Free Withdrawals: In each Annuity Year in the Accumulation Period that you are subject to a contingent deferred sales charge, you may withdraw a limited amount of Account Value without application of any applicable contingent deferred sales charge.

The minimum withdrawal amount is as shown in the Schedule. Under any program of automatic withdrawals such as Minimum Distributions, amounts are deemed to come first from the amount available under this Free Withdrawal provision. You may also request to receive as a lump sum any free withdrawal amount not already received that Annuity Year under an automatic withdrawal program such as Minimum Distributions.

EDB/CRT(4/97)-15                                    15

The maximum amount available as a free withdrawal during any Annuity Year, where permitted by law, is the greater of (a) or (b), where:

                  (a)      is the Annuity's "growth" (defined below); and

                  (b) is 10% of "new" Purchase Payments ("new" Purchase Payments are defined below).

"Growth" equals the then current Account Value less all "unliquidated" Purchase Payments and any additions credited under any special program we offer. "Unliquidated" means not previously surrendered or withdrawn. "New" Purchase Payments are those received in the seven (7) years prior to the date as of which a free withdrawal occurs. For purposes of the contingent deferred sales charge, amounts withdrawn as a free withdrawal are not considered a liquidation of Purchase Payments. Therefore, any free withdrawal will not reduce the amount of any applicable contingent deferred sales charge upon any partial withdrawal or subsequent surrender.

Partial Withdrawals: You may withdraw part of your Surrender Value. The minimum partial withdrawal is as shown in the Schedule. The Surrender Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

On a partial withdrawal, the contingent deferred sales charge is assessed against any "unliquidated" "new" Purchase Payments withdrawn. "Unliquidated" means not previously withdrawn. For these purposes, amounts are deemed to be withdrawn from your Annuity in the following order:

         (a)      From any amount then available as a free withdrawal; then from

         (b)      "Old"  Purchase  Payments   (Purchase  Payments  allocated  to
                  Account Value more than seven years prior to the withdrawal); then from

         (c) "New" Purchase Payments (If there are multiple "new" Purchase Payments, the one received earliest is liquidated first, then the one received next earliest, and so forth); then from

         (d)      Other Surrender Value.

Minimum Distributions: You may elect to have us calculate Minimum Distributions annually if your Annuity is being used for certain qualified purposes under the Internal Revenue Code. We calculate such amounts assuming the Minimum Distribution amount is based solely on the value of your Annuity. The required Minimum Distribution amounts applicable to your particular situation may depend on other annuities, savings or investments of which we are unaware, so that the required amount may be greater than the Minimum Distribution amount we calculate based on the value of your Annuity. Minimum Distributions are not concurrently available with any other automatic withdrawal program we make available. You may elect to have Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The Minimum Withdrawal Amount shown in the Schedule does not apply to Minimum Distributions.

Each Minimum Distribution will be taken from the investment options you select. However, the portion of any Minimum Distribution that can be taken from any Fixed Allocations may not exceed the then current ratio between your Account Value in all Fixed Allocations you maintain and your total Account Value. No MVA applies to any portion of Minimum Distributions taken from Fixed Allocations. Minimum Distributions are not available from any Fixed Allocations if such Fixed Allocation is being used in an automatic transfer program.

No contingent deferred sales charge is assessed against amounts withdrawn as a Minimum Distribution, but only to the extent of the Minimum Distribution required from your Annuity at the time it is taken. The contingent deferred sales charge may apply to additional amounts withdrawn to meet minimum distribution requirements in relation to other retirement programs you may maintain.

EDB/CRT(4/97)-16                                    16

Amounts withdrawn as Minimum Distributions are considered to come first from the amounts available as a free withdrawal as of the date of the yearly calculation of the Minimum Distribution amount. Minimum Distributions over that amount are not deemed to be a liquidation of Purchase Payments.

Death Benefit: In the Accumulation Period, a death benefit is payable. If there is more than one participant, such participants being natural persons, the death benefit is payable upon the first death of such participants. If the participant is an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the Contingent Annuitant then becomes the Annuitant and a death benefit is not currently payable.

The death benefit is calculated according to the following rules:

For Annuities with One Participant Who is a Natural Person, if the current participant dies before the Death Benefit Target Date as shown in the Schedule, the death benefit equals the greater of A, B and C where:

                  A is the Account Value in the Sub-accounts plus the Interim Value in the Fixed Allocations as of the date we receive In Writing "due proof of death" and our requirements as described below;

                  B is the sum of all Purchase  Payments,  each increasing daily at an interest rate of 5% per year minus the sum of all withdrawals, each increasing daily at an interest rate of 5% per year to the participant's date of death, but not to exceed 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals; and

                  C is the "Highest Anniversary Value" on or immediately preceding the participant's date of death.

The Highest Anniversary Value is determined as of the date of the participant's death and equals the greatest of all previous Anniversary Values before the Death Benefit Target Date. The "Death Benefit Target Date" is as shown in the Schedule for Annuities with one participant.

If the current participant dies on or after the Death Benefit Target Date, the death benefit equals the greater of A, B and C where:

                  A is the Account Value as of the date we receive "due proof of death" and our requirements as described below (an MVA may be applicable to amounts in any Fixed Allocations); and

                  B is the sum of all Purchase Payments received prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year minus the sum of all withdrawals received prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year, but not to exceed 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all withdrawals since the Death Benefit Target Date; and

                  C is the Highest Anniversary Value calculated as of Death Benefit Target Date plus the sum of all Purchase Payments since such date less the sum of all withdrawals since such date.

For Annuities with Joint Participants, the death benefit is calculated according to the rules set out above except that the "Death Benefit Target Date" is as shown in the Schedule for joint participants.

17

EDB/CRT(4/97)-17

For example, if either of two participants dies after either participant has reached the Death Benefit Target Date, the death benefit would be the greatest of A, B and C where:

                  A is the Account Value (an MVA may be applicable to any amounts in Fixed Allocations) as of the date we receive In Writing "due proof of death" as described below;

                  B is the sum of all Purchase Payments received prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year minus the sum of all withdrawals prior to the Death Benefit Target Date, each increasing daily at an interest rate of 5% per year, but not to exceed 200% of the difference between the sum of all Purchase Payments and the sum of all withdrawals as of the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all withdrawals since the Death Benefit Target Date; and

                  C is the Highest Anniversary Value as described in the section entitled "For Annuities with One Participant Who is a Natural Person" calculated as of Death Benefit Target Date plus the sum of all Purchase Payments since such date less the sum of all withdrawals since such date.

For Annuities Where the Participant is not a Natural Person: The decedent must be the Annuitant, if no Contingent Annuitants were named as of the decedent's date of death, the death benefit is calculated as described above for Annuities with one participant, except the term "Annuitant" replaces the term "participant." The "Death Benefit Target Date" is as shown in the Schedule for when a participant is not a natural person.

For purposes of this death benefit provision, "withdrawals" means withdrawals of any type (free withdrawals, partial withdrawals) before assessment of any applicable contingent deferred sales charge and after any applicable MVA. For purposes of this provision, persons named as participant or Annuitant within 60 days of the Issue Date are treated as if they were a participant or Annuitant on the Issue Date.

If a decedent was not named as a participant or Annuitant as of the Issue Date and did not become such as a result of a prior participant's or Annuitant's death, the death benefit described above is suspended as to that person for a two year period from the date he or she first became a participant or Annuitant. If that person's death occurs during the suspension period and on or before the applicable Death Benefit Target Date, the death benefit is the Account Value in the Sub-accounts plus the Interim Value in the Fixed Allocations. If death occurs during the suspension period and after the applicable Death Benefit Target Date, the death benefit is the Account Value. After the suspension period is completed, the death benefit is the same as if such person had been a participant or Annuitant on the Issue Date.

The  amount of the death  benefit  is  determined  as of the date we  receive In
Writing: (a) due proof of death; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the participant. The death benefit is reduced by any annuity payments made prior to the date we receive In Writing such due proof of death. The following constitutes "due proof of death": (a) a certified copy of a death certificate; (b) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (c) any other proof satisfactory to us.

During the Accumulation Period, if the participant dies and the Beneficiary is the participant's spouse, then such participant's spouse may elect to be treated as the current participant and continue the Annuity in lieu of receiving the death benefit.

During the Accumulation Period, if the participant is an entity and a Contingent Annuitant replaces an Annuitant, the age of any such Contingent Annuitant on the date of death will be used to calculate the death benefit.

In the event of your death, the benefit must be distributed within: (a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above, must commence within one year of the date of death.

18

EDB/CRT(4/97)-18

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. Where allowed by law, if the participants of this Annuity are one or more natural persons, the oldest of any such participants not named as the Annuitant immediately becomes the Contingent Annuitant if: (a) the Contingent Annuitant predeceases the Annuitant; or (b) if you do not designate a Contingent Annuitant.

In the payout phase, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary since the death of the Annuitant.

Annuity Payments: Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life. We make available fixed payments. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. Your choice of Annuity Date and annuity option may be limited depending on your use of the Annuity. You may change your choices at any time up to 30 days before the earlier of: (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account Value to an annuity option in relation to the new Annuity Date you are then selecting. You must request this change In Writing. The Annuity Date must be the first or the fifteenth day of a calendar month.

In the absence of an election In Writing: (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) where allowed by law, monthly payments will commence under option 2, described below, with 10 years certain. The amount to be applied is your Annuity's Account Value 15 business days prior to the Annuity Date. In determining your annuity payments, we credit interest using our then current crediting rate for this purpose, which is not less than 3% of interest per year, to your Account Value between the date Account Value is applied to an annuity option and the Annuity Date. If there is any remaining contingent deferred sales charge applicable as of the Annuity Date, then the annuity option you select must include a certain period of not less than 5 years' duration. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule. In the absence of election prior to proceeds becoming due, the Beneficiary may make such an election. However, if you made an election, the Beneficiary may not alter such election. Such election must be made In Writing within one year after proceeds are payable.

For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

         (a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.

         (b)  Option 2 -  Payments  for Life with 10,  15, or 20 Years  Certain:
Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

         (c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

         (d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

19

EDB/CRT(4/97)-19

The first periodic payment is determined by multiplying the portion of the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars) as of the close of business of the fifteenth day preceding the Annuity Date, plus interest at not less than 3% per year from such date to the Annuity Date, by the amount of the first periodic payment per $1,000 of value obtained from our then current annuity rates for that type of annuity and for the frequency of payment selected. These rates will not be less than those shown in the Annuity Tables shown herein.

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Pricing Of Transfers And Distributions: Subject to our right to defer transactions for a limited period, we "price" transfers and distributions on the dates indicated below. The pricing of transfers and distributions involving Sub-accounts includes the determination of the applicable Unit Price, for the Units transferred or distributed. The pricing of transfers and distributions involving Fixed Allocations includes the determination of any applicable MVA. Any applicable MVA alters the amount available when all the Account Value in a Fixed Allocation is being transferred or distributed. Any applicable MVA alters the amount of Interim Value needed when only a portion of the Account Value is being transferred or distributed. Unit Prices may change each Valuation Period to reflect the investment performance of the Sub-accounts. The MVA applicable to each Fixed Allocation changes once each month and each time we declare a different rate for new Fixed Allocations.

         (a) We price "scheduled" transfers and distributions as of the date such transactions are so scheduled. "Scheduled" transactions include transfers previously scheduled with us under an automatic transfer program, Minimum Distributions and annuity payments.

         (b) We price "unscheduled" transfers, including transfers under an automatic transfer program that were not scheduled with us, partial withdrawals and free withdrawals as of the date we receive In Writing at our Office the request for such transactions.

         (c)  We  price  surrenders,   medically-related  surrenders  and  death
benefits as of the date we receive at our Office all materials we require for such transactions and such materials are satisfactory to us.

                               GENERAL PROVISIONS

Entire Contract: The contract shown in the Schedule, including any attached riders or endorsements, the attached copy of any enrollment form and any supplemental applications and endorsements are the entire contract. As to your Annuity, the contract also includes the copy of any enrollment form attached to your Annuity. All statements made in any application and/or any enrollment form are deemed to be representations and not warranties. No statement is used to void the contract or an Annuity or defend against a claim unless it is contained in any application or any supplemental application or any enrollment form.

Only our President, a Vice President or Secretary may change or waive any provisions of the contract or of any Annuity. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments or the minimum death benefit are based, we make adjustments to conform to the facts. As to annuity payments:
(a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges: Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to

20

EDB/CRT(4/97)-20

know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

Nonparticipation: The contract does not share in our profits or surplus earnings.

Deferral of Transactions: We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any Fixed Allocation or any fixed annuity payout for more than thirty days, we pay interest of at least 3% per year on the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes to the contract shown in the Schedule that materially affect your rights. We reserve the right to require that this Annuity be returned to our Office for endorsement of any change to such contract or any change affecting only this Annuity.

Claims of Creditors: To the extent permitted by law, no payment under the contract shown in the Schedule or any Annuity thereunder is subject to the claims of the creditors of the participant, you or any other participant, Annuitant or Beneficiary.

Proof  of  Survival:   The  payment  of  any  annuity  is  subject  to  evidence
satisfactory to us that the payee is alive on the date such payment is otherwise due.

Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Annuity. Such events may include, but are not limited to: (a) annuity payments; (b) payment of death benefits; (c) surrender of value from an Annuity in excess of the tax basis; and (d) assignments.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

Participation and Termination of Certain Programs We May Offer: To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.

Reports to You: We provide reports to you during the Accumulation Period. We will provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts. We will provide you with reports once a year if you maintain Account Value only in one or more Fixed Allocations. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: In addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Variable Separate Account shown in the Schedule with other "unitized" separate accounts; (c) terminate offering certain Guarantee Periods for new or renewing Fixed Allocations; (d) combine the Fixed Separate Account shown in the Schedule with other "non-unitized separate accounts"; (e) deregister the Variable Separate Account shown in the Schedule under the Investment Company Act of 1940; (f) operate the Variable Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (g) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (h) make changes that are necessary to

EDB/CRT(4/97)-21                                    21

maintain the tax status of your Annuity under the Internal Revenue Code; and (i) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested.
Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

                                 ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when annuity payments commence may be higher, based on our assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

                           Annuitization Attained Age
                         Year                     Set Back
                     2000 - 2009                     1
                     2010 - 2019                     2
                     2020 and later                  3

                Amount of Monthly Payment For Each $1,000 Applied
                       (Based on 3% Annual Interest Rate)


             First and Second Options - Single Life Annuities with:

                                           Male Payee with                            Female Payee with
                                 Monthly Payments Guaranteed                 Monthly Payments Guaranteed
                                 ---------------------------                 ---------------------------
                                   None      120      180      240             None      120      180      240
                     Age             $        $        $        $                $        $        $        $
                     ---
                     50             4.19    4.15     4.10     4.03              3.79    3.78     3.76     3.73
                     55             4.61    4.54     4.45     4.32              4.10    4.08     4.04     3.99
                     60             5.15    5.03     4.87     4.65              4.52    4.47     4.40     4.30
                     65             5.91    5.67     5.36     4.97              5.08    4.98     4.85     4.65
                     70             6.98    6.44     5.87     5.23              5.85    5.65     5.38     5.00
                     75             8.46    7.32     6.31     5.40              6.98    6.50     5.94     5.28
                     80            10.57    8.18     6.62     5.48              8.66    7.50     6.41     5.43


EDB/CRT(4/97)-22                                    22

                 Third Option - Joint and Last Survivor Annuity



                                                                       Age of Female Payee
              Age of        35      40       45       50       55      60       65       70       75       80
          Male Payee         $       $        $        $        $       $        $        $        $        $
          ----------
                50         3.15     3.27    3.39     3.53     3.67     3.79     3.91    4.00     4.07     4.12
                55         3.17     3.29    3.44     3.60     3.78     3.96     4.13    4.27     4.39     4.47
                60         3.18     3.31    3.47     3.66     3.88     4.11     4.35    4.57     4.76     4.91
                65         3.19     3.33    3.50     3.70     3.95     4.23     4.55    4.87     5.18     5.44
                70         3.19     3.34    3.52     3.74     4.01     4.33     4.72    5.16     5.62     6.05
                75         3.20     3.34    3.53     3.76     4.04     4.40     4.85    5.39     6.02     6.68
                80         3.20     3.35    3.53     3.77     4.07     4.45     4.94    5.57     6.35     7.26


                Fourth Option - Payments for a Designated Period

                         Amount of               Amount of               Amount of               Amount of
              No. of      Monthly     No. of      Monthly     No. of      Monthly     No. of      Monthly
               Years     Payments      Years     Payments      Years     Payments      Years     Payments
               -----     --------      -----     --------      -----     --------      -----     --------
                10         9.61         16         6.53         22         5.15         28         4.37
                11         8.86         17         6.23         23         4.99         29         4.27
                12         8.24         18         5.96         24         4.84         30         4.18
                13         7.71         19         5.73         25         4.71
                14         7.26         20         5.51         26         4.59
                15         6.87         21         5.32         27         4.47




EDB/CRT(4/97)-23                                    23

EDB/CRT(4/97)-24                                    24


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                              Shelton, Connecticut

                                (A Stock Company)





























                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
        VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE INVESTMENT OPTIONS ARE BASED ON THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.

IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.